AGREEMENT dated as of April 30, 1993
    between SNYDER OIL CORPORATION, a Delaware corporation
          ("SOCO"), and Edward T. Story ("Story")

SOCO and Story are parties to a letter agreement dated July 19, 1991 and an agreement dated November 15, 1991 (the "Prior Agreements") , relating to the capitalization and management of SOCO International, Inc., a Delaware corporation ("International"). Pursuant to the Prior
Agreements:

     SOCO owns 900 shares of common stock, and Story owns 100 shares of common stock (the "Story Shares"), of International, constituting all the outstanding shares of International.

     Story has the option (the "Story Option") to purchase from SOCO additional shares of common stock of International representing up to 25% of the outstanding shares of common stock of International.

     Story holds a note (the "Story Note") dated November 15, 1991 of International in the principal amount of $100,000, under which Story has advanced $27,778 to International.

     SOCO holds a note (the "SOCO Note") dated November 15, 1991 of International in the principal amount of $900,000, under which SOCO has made an initial advance of $250,000 and has from time to time advanced additional sums to International.

     Story and SOCO have each agreed to make additional loans to International under the Story Note and the SOCO Note at the request of International.

SOCO and Story wish to modify the arrangements provided for in the initial agreements as set forth herein.

Accordingly, SOCO and Story agree as follows:

1. Purchase of Story Shares and Story Note; Cancellation of Story Option and Prior Agreements. On May 20, 1993 or such other mutually acceptable day not later than 30 days after approval of this Agreement by the Board of Directors of SOCO, but effective April 30, 1993, SOCO will purchase the Story Shares and the Story Note for an aggregate purchase price of $27,878. In that regard, (a) SOCO will deliver a check payable to Story in the amount of $27,878 and (b) Story is delivering a certificate representing the Story Shares and the Story Note to SOCO, in each case duly endorsed for transfer to SOCO. Simultaneously with such deliveries, and without any further action on the part of SOCO or Story, the Prior Agreements, including the Story Option, will be canceled and will no longer have any force or effect.

2. Issuance of New Option. Subject to the purchase of the Story Shares and Story Note pursuant to Section 1, SOCO hereby grants to Story an option to purchase from SOCO 100 of the shares of common stock of International (being equal to 10% of the shares of common stock held by SOCO immediately after giving effect to the purchase of the Story Shares) at an aggregate exercise price of $590,500 on the following terms:

     (a) The option shall expire at the close of business on April 30, 1998 (the "Expiration Time"). The option may be exercised by Story in whole but not in part, by written notice to SOCO received by SOCO prior to the Expiration Time. Any such notice shall be accompanied by (i) a certified or bank check payable to SOCO in the amount of the exercise price and (ii) a statement that Story is acquiring the shares for his own account for purposes of investment, and that Story recognizes that the shares are not registered under the federal Securities Act of 1993, as amended, that the shares cannot be sold unless so registered or pursuant to an exemption from such registration requirement and that the certificate representing the shares will bear a legend to that effect.

     (b) If International makes a dividend payable in the form of shares of common stock, or combines or subdivides the outstanding shares of common stock, the number of shares subject to the option shall be adjusted so that the number of shares subject to the option after such event shall be equal to the number of shares of common stock Story would have been entitled to receive had the option been exercised immediately prior to the record date of such dividend or effective date of such combination or subdivision. SOCO will give Story prompt notice of any adjustments pursuant to this paragraph.

     (c) If International (i) makes a distribution on the common stock in the form of debt instruments, cash (except dividends out of retained earnings) or other assets or (ii) consolidates with or merges with any person (except any consolidation or merger which does not result in the exchange or cancellation of the common stock of International), sells all or substantially all its assets or liquidates, SOCO will give notice thereof to Story at least 30 days before the record date of such distribution or the effective date of such consolidation, merger or sale. Unless Story exercises the option prior to such record date or effective date, as the case may be, Story shall have no right to receive any of the debt instruments, cash or other assets distributed or consideration received in such merger, consolidation, sale or liquidation and, in if an event described in clause (ii) of the preceding sentence occurs, the option will terminate.

     (d) If any or all of the shares of common stock held by SOCO are to be redeemed by International or sold by SOCO (it being understood that SOCO shall have the absolute right to sell any or all its shares or other investment in International, subject only to SOCO's obligations under this paragraph), SOCO will give Story written notice thereof at least 30 days before such event occurs. If Story exercises the option prior to the time such event occurs, he shall have the right and, if requested by SOCO, the obligation to participate proportionately with SOCO in such redemption or sale (i.e., assuming Story participates in all future sales of International stock to SOCO pursuant to Section 3 of this Agreement, 90% of the shares redeemed or sold shall have been owned by SOCO and 10% of the shares redeemed or sold shall have been owned by Story).

     (e) As long as the option remains exercisable, services provided by SOCO and its affiliates to International and other transactions between SOCO and its affiliates and International will be on terms that SOCO in good faith believes to be commercially reasonable under the circumstances. All loans or advances made by SOCO or its affiliates to International will bear simple interest at the rate of 1% per month.

3. Right to Participate in Certain Stock Sales. If, in its discretion, SOCO elects to invest additional equity into International through the purchase of additional shares of common stock, SOCO will determine the terms of such purchase based on SOCO's assessment of the "fair value" of the shares at the time of the investment. SOCO will give Story 30 days' written notice of any such proposed purchase of additional shares of common stock of International, which notice will set forth the number of shares to be purchased, the purchase price per share and the date of the purchase.

Story will have the right, which may be exercised by irrevocable written notice from Story to SOCO received not less than 15 days before the date of purchase specified in SOCO's notice, to participate in such purchase and purchase 10% of the number of additional shares to be purchased by SOCO at the purchase price per share specified in SOCO's notice. By written notice to Story at any time prior to the completion of the proposed purchase, SOCO will have the right to alter the terms of, or cancel, the purchase, provided that, if Story shall have elected to participate in the purchase and SOCO shall have increased the aggregate purchase price of the shares to be purchased (by increasing the number of shares, the price per share, or both), Story will have the right, for five business days after the receipt of such notice, to elect, by written notice to SOCO, to withdraw from participation in the purchase.

4. Special Bonus. SOCO agrees that if SOCO Tunisia, Inc. sells all or part of its interest in its Tunisian concession for cash prior to August 1, 1993, SOCO will cause International to pay a special bonus to Story equal to 25% of the excess of International's share (95%) of the actual cash proceeds received by SOCO Tunisia from such sale over the transaction costs incurred in connection with such sale and all costs incurred prior to such sale by International and SOCO Tunisia related to such concession.

5. Compensation Arrangements. At the May 1993 meeting of SOCO's Board of Directors, SOCO's management will recommend that (i) Story's salary be reviewed to assure that it reflects his position in the SOCO organization and, if the Board determines that a modification is appropriate, recommend to International that Story's salary be modified in accordance with the Board's recommendation, (ii) the Board recommend that International adopt a bonus program for Story and that International coordinate such bonus program with SOCO's annual bonus program and (iii) International become a participating subsidiary in SOCO's 401-k savings and profit sharing plan. Management will also recommend at such meeting that the Compensation Committee of SOCO's Board of Directors grant Story options to purchase shares of common stock of SOCO under SOCO's 1989 Stock Option Plan in line with Story's position in the SOCO organization and that, in the discretion of the Compensation Committee, Story be eligible to receive additional grants from time to time while he is employed by International. Nothing in this Agreement shall be deemed a contract of employment or a guarantee of employment or continued employment.

6. Representations of Story. Story represents that (a) upon payment therefore in accordance with this Agreement, SOCO will receive good and marketable title to the Story Shares and the Story Note and (b) neither the execution, delivery or performance of this Agreement by Story will violate any contract, agreement, judgment or order applicable to Story.

7. Representations of SOCO. SOCO represents that (a) upon approval of this Agreement by SOCO's Board of Directors, this Agreement will have been duly authorized, executed and delivered by SOCO, (b) neither the execution, delivery or performance of this Agreement by SOCO will violate any contract, agreement, judgment or order applicable to SOCO and (c) upon exercise of the option by Story and payment of the exercise price, Story will receive good and marketable title to the shares of International acquired pursuant to such exercise.

8. No Assignment. This Agreement and the rights, interests and benefits of Story hereunder may not be assigned, transferred or hypothecated in any way by Story without the express written consent of SOCO, except that Story's right to exercise the option provided for in Section 2 may be transferred by will or the laws of descent. Any assignment, transfer, hypothecation or delegation contrary to the foregoing provisions shall be void.
9. Notices. Any notices, payments, revocations or demands under this Agreement shall be made by hand delivery or certified mail at the following addresses:

If to Story, at

     Edward T. Story
     944 Rochow
     Houston, Texas 77019

If to the Company, at

     Snyder Oil Corporation
     595 Madison Avenue, 27th Floor
     New York, New York 10022
     Attention: Thomas J. Edelman

and

     Snyder Oil Corporation
     777 Main Street, Suite 2500
     Fort Worth, Texas 76102
     Attention: Peter E. Lorenzen

10. Miscellaneous. This Agreement is made or to be performed in whole or in part, or both, in Texas and shall be governed by, and shall be construed in accordance with, the laws of the State of Texas applicable to contracts made and to be performed entirely within such State. Any claim under or relating to this Agreement shall be filed only in the courts of Tarrant County, Texas. The waiver by any party hereto of a breach of any provision of this Agreement by any other party shall not operate as, or be construed as, a waiver of any other provision or of any subsequent breach. If any provision of this Agreement shall be held to be unenforceable or invalid, as contrary to public policy, law or otherwise, then such provision, or the invalidity or unenforceability thereof, shall in no way affect the validity of any other provisions hereof. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and supersedes any prior agreements, written or oral, between the parties with respect to such subject matter. This Agreement may be amended only in writing signed by both parties.


SNYDER OIL CORPORATION             EDWARD T. STORY



by John C. Snyder                  Edward T. Story
   John C. Snyder
   Chairman

Date: May 19, 1993                 Date: May 19, 1993